                                                              EXHIBIT 99.2

                               [RYAN, BECK LOGO]

Dear Sir/Madam:

  At the request of Heritage Bank and Heritage Financial Corporation, we are enclosing materials regarding the offering of Heritage Financial Corporation common stock. The materials include a Prospectus and Question and Answer Brochure describing the stock offering. Ryan, Beck & Co., Inc., has been retained by Heritage Financial Corporation as selling agent in connection with the stock offering.

  We have been asked to forward these materials to you in view of certain regulatory requirements and the securities laws of your state.

Sincerely,

[LOGO TO COME]

Ryan, Beck & Co.

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

NOTE: To accompany one of the preceding letters for prospects in states where the offer must be made by a broker-dealer.

LOBBY POSTER (optional)

                           [HERITAGE FINANCIAL LOGO]

                       HOLDING COMPANY FOR HERITAGE BANK

                            UP TO 4,140,000 SHARES
                                 COMMON STOCK

                                 $10 PER SHARE
                                PURCHASE PRICE

WE ARE CONDUCTING AN OFFERING OF COMMON STOCK!

  If you have any questions or would like to obtain a copy of the Prospectus, please call our Stock Information Center at (888) 849-1078 or (360) 705-9190, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

  Our Stock Information Center is located in our main office.

  THIS NOTICE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

TOMBSTONE NEWSPAPER ADVERTISEMENT (optional)

                           [HERITAGE FINANCIAL LOGO]

                       HOLDING COMPANY FOR HERITAGE BANK

                            UP TO 4,140,000 SHARES
                                 COMMON STOCK

                                 $10 PER SHARE
                                PURCHASE PRICE

  Heritage Financial Corporation, newly organized to be the holding company of Heritage Bank, is conducting an offering of common stock. Shares may be purchased directly from Heritage Financial during the offering period.

  THIS OFFERING EXPIRES ON      , 1997

  To receive a Prospectus, please call the Stock Information Center at (888) 849-1078 or (360) 705-9190, from 9:00 a.m. to 4:00 p.m., Monday through
Friday.

  THIS ADVERTISEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

[STOCK ORDER ACKNOWLEDGEMENT LETTER]

Name:
Address:

Dear Friend:

  We are pleased to confirm receipt of your remittance (and/or authorized
account withdrawal) of $     and your order for the purchase of Heritage
Financial Corporation common stock. THIS NOTICE HOWEVER, CANNOT CONFIRM THE NUMBER OF SHARES THAT YOU WILL RECEIVE AT THE CONCLUSION OF THE OFFERING. The procedure for allocation of common stock depends on the orders received and is
described in detail in the Heritage Financial Prospectus, dated      , 1997.
Allocations will be made after the conclusion of the offering period,      ,
1997. Your stock certificate will be registered in the name(s) shown above. Please verify the spelling and accuracy of your name and address.

  If this information is incorrect, please contact our Stock Information Center at (888) 849-1078 or (360) 705-9190.

                           STOCK INFORMATION CENTER
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

  NOTE: To be mailed by data processing agent.

PRESS RELEASE--EFFECTIVE DATE

CONTACT: DONALD V. RHODES, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
TELEPHONE: (360) 943-1500

                             FOR IMMEDIATE RELEASE
                                       , 1997

-------------------------------------------------------------------------------

HERITAGE BANK ANNOUNCES COMMENCEMENT OF STOCK OFFERING.

  OLYMPIA, WASHINGTON: Donald V. Rhodes, Chairman, President and CEO of Heritage Bank, announced today that Heritage Financial, the proposed holding company for the Bank, has received regulatory approval to conduct an offering of common stock pursuant to an amended Plan of Conversion. In accordance with the Plan, Heritage Financial Corporation, M.H.C., mutual holding company of Heritage Bank, will merge with Heritage Bank, which will become a wholly-owned subsidiary of Heritage Financial, a newly-chartered corporation. The mutual holding company owns 66% of Heritage Bank's outstanding shares of common stock. The remaining 34% of the outstanding shares are owned by Heritage Bank's public stockholders. At the conclusion of the transaction, the mutual holding company will cease to exist, and its shares of Heritage Bank will be canceled.

  In connection with the Conversion, Heritage Financial is offering for sale between 3,060,000 and 4,140,000 shares of common stock (subject to a possible 15% increase) at a purchase price of $10 per share. The amount and pricing of the stock is based on an independent appraisal of the organization, estimated to be $53.0 million at August 15, 1997.

  The FDIC, the State of Washington and the Federal Reserve Board have granted contingent approval of various regulatory applications, and the Securities and Exchange Commission has declared effective the Registration Statement for the offering of Heritage Financial common stock. The Plan is also subject to the
approval of depositors and stockholders of Heritage Bank, both as of     ,
199 .

  The common stock is being offered on a priority basis in a Subscription
Offering to (1) eligible depositors of Heritage Bank on     , 199  and (2)
eligible depositors on     , 199 . Shares not sold in the Subscription
Offering will be offered in a concurrent Public Stockholders Offering to
public stockholders of Heritage Bank as of     , 199 . Any remaining shares
will be available to the general public in a concurrent Community Offering.

  The best efforts offering, which is being managed by Ryan, Beck & Co., Inc.,
is expected to conclude on     , 1997.

  In addition to the shares of stock that are for sale in the Offering, up to shares of Heritage Financial common stock (subject to a possible 15% increase) will be exchanged for outstanding shares of Heritage Bank's common stock. It is presently expected that each share of stock of the Bank held by the public stockholders will be exchanged for between approximately
and   shares of common stock of Heritage Financial (the "Exchange Ratio"),
based on the offering range of between     and     shares. The Exchange Ratio
may change significantly as a result of updates of the independent appraisal or regulatory review of the transaction. The final Exchange Ratio will be determined based upon the number of shares sold in the offering and the public stockholders' ownership interest in the Bank at the conclusion of the transaction. As a result of the exchange of shares, public stockholders of the Bank will own approximately % of Heritage Financial. The dilution of ownership interest from % reflects a downward adjustment, pursuant to FDIC policy, to take into account the amount of various assets of the mutual holding company and dividends declared by the Bank and waived by the mutual holding company. In order to effect the exchange of shares, the public stockholders will automatically receive transmittal forms shortly after the conclusion of the offering.


                                                                         (over)

PRESS RELEASE--EFFECTIVE DATE
Page 2

  Heritage Bank is a Washington chartered stock savings bank headquartered in
Olympia. It has a branch offices in    . Heritage Savings emphasizes
traditional deposit and mortgage loan products. At    , 199 , Heritage Savings
had unaudited total assets, deposits, and stockholders' equity of
approximately $    million, $    million and $    million, respectively.

  After the Conversion, Heritage Bank will operate as a subsidiary of Heritage Financial. Its deposits will continue to be insured by the FDIC. Heritage
Financial has applied to have its common stock listed on the     Market under
the symbol "HFWA" upon consummation of the transaction.

  Further information, including the details of the offering and business and financial information about the Bank and Heritage Financial, is described in the Prospectus. The Prospectus should be received by the Bank's depositors and
public stockholders on or about    , 1997. Copies of the Prospectus will be
available after that date by calling (888) 849-1078 or (360) 705-9190.

  THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS WHEN ACCOMPANIED BY A STOCK ORDER FORM. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

                           [HERITAGE FINANCIAL LOGO]

Dear Customer:

  It is my pleasure to inform you of an investment opportunity and to request your vote on our Plan of Conversion (the "Plan"). In connection with the Plan, we will change from a mutual holding company corporate structure to a fully stockholder-owned structure (the "Conversion"). To effect the change, Heritage Financial Corporation, a company that we recently organized to serve as the Bank's parent company, is conducting a stock offering of up to 5,750,000 shares of its common stock at a purchase price of $10 per share.

THE VOTE:

  YOUR VOTE IS IMPORTANT IN ORDER FOR US TO IMPLEMENT THE PLAN. We have received conditional regulatory approval of our Plan, but we must also receive the approval of the Bank's customers eligible to vote on the Plan. Included herein is a Proxy Statement describing the Plan of Conversion and business reasons for the change in corporate structure. We have also included a Question and Answer Brochure. PLEASE VOTE AND SIGN THE ENCLOSED PROXY CARD(S). PLEASE MAIL THE CARD(S) IN THE ENCLOSED PROXY REPLY ENVELOPE, TO BE RECEIVED
BY   :00 P.M., PACIFIC TIME, ON DECEMBER   , 1997.

NOT VOTING HAS THE SAME EFFECT AS A VOTE "AGAINST" THE PLAN, SO YOUR VOTE IS VERY IMPORTANT. I HOPE YOU WILL VOTE "FOR" THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE STOCK IN THE OFFERING.

THE PLAN WILL NOT RESULT IN CHANGES TO THE ACCOUNT NUMBERS OR TERMS OF YOUR DEPOSIT ACCOUNTS OR LOANS. YOUR DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC TO MAXIMUM LEGAL LIMITS.

THE PLAN DOES NOT INVOLVE ANY OUTSIDE COMPANIES OR PERSONS. OUR CUSTOMERS WILL CONTINUE TO ENJOY THE SAME SERVICES IN THE SAME OFFICES WITH THE SAME STAFF AND BOARD OF DIRECTORS.

THE STOCK OFFERING:

  AS AN ELIGIBLE DEPOSITOR OR BORROWER OF HERITAGE BANK, YOU HAVE A PURCHASE PRIORITY (BUT NO OBLIGATION TO BUY) IN THE OFFERING. Please read the enclosed Prospectus carefully before making an investment decision. If you would like to place an order for common stock, you may do so WITHOUT PAYING A COMMISSION. Please complete the enclosed Stock Order Form and return it in the Order Form Return Envelope, along with payment or authorization to withdraw funds (WITHOUT PENALTY FOR EARLY WITHDRAWAL) from any Heritage Bank deposit account(s) that you may have. ORDERS MUST BE RECEIVED BY THE BANK BY 10:00
A.M., PACIFIC TIME, ON DECEMBER   , 1997.

                                                                         (over)

  If you wish to purchase common stock through an existing Heritage Bank IRA or any other IRA you may have, please be sure to call the Stock Information
Center by             , 1997, as IRA-related procedures require additional
processing time.

  Upon consummation of the Offering, we expect that Heritage Financial common stock will be listed on the Nasdaq National Market under the symbol "HFWA".

  Our Board of Directors believes that this transaction is in the best interests of our customers. The net proceeds of the Offering will be available for lending and investing, and the additional capital will support continued growth and expansion of products and services.

  IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL OUR STOCK INFORMATION CENTER AT A NUMBER SHOWN BELOW.

  I hope that you will take advantage of this opportunity to share in our future.

Sincerely,

/s/ Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY THE HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

                           [HERITAGE FINANCIAL LOGO]

Dear Friend:

  It is my pleasure to inform you of an investment opportunity. Heritage Financial Corporation, a company that we recently organized to serve as the Bank's parent company, is conducting a stock offering of up to 5,750,000 shares of its common stock at a purchase price of $10 per share.

  Enclosed please find a Prospectus, Stock Order Form, Question and Answer Brochure and Reply Envelope. Please read the Prospectus carefully before making an investment decision. If you choose to participate in the Offering, you may do so WITHOUT PAYING A COMMISSION. Please complete the Stock Order Form and return it in the enclosed Reply Envelope, along with payment. ORDERS
MUST BE RECEIVED BY THE BANK BY 10:00 A.M., PACIFIC TIME, ON DECEMBER   ,
1997.

  If you wish to purchase common stock through an IRA, please be sure to call
the Stock Information Center by            , 1997, as IRA-related procedures
require additional processing time.

  Upon consummation of the Offering, we expect that Heritage Financial common stock will be listed on the Nasdaq National Market under the symbol "HFWA".


  IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL THE STOCK INFORMATION CENTER AT A NUMBER SHOWN BELOW.

  Thank you for your interest in Heritage Bank.

Sincerely,

/s/ Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

                            [HERITAGE FINANCIAL LOGO]

Dear Friend:

  It is my pleasure to inform you of an investment opportunity. As you may know, Heritage Bank concluded an initial stock offering in 1994. We are now conducting another stock offering. Heritage Financial Corporation, a company that we recently organized to serve as the Bank's parent company, is conducting an offering of up to 5,750,000 shares of its common stock at a purchase price of $10 per share.

  AS AN ELIGIBLE DEPOSITOR OF HERITAGE BANK ON JUNE 30, 1996, WHOSE ACCOUNT WAS CLOSED THEREAFTER, YOU HAVE A PURCHASE PRIORITY IN THE OFFERING. Enclosed please find a Prospectus, Stock Order Form, Question and Answer Brochure and Reply Envelope. Please read the Prospectus carefully before making an investment decision. If you choose to participate in the Offering, you may do so WITHOUT PAYING A COMMISSION. Please complete the enclosed Stock Order Form and return it in the enclosed Reply Envelope, along with payment. ORDERS MUST
BE RECEIVED BY THE BANK BY 10:00 A.M., PACIFIC TIME, ON DECEMBER   , 1997.

  If you wish to purchase common stock through an IRA, please be sure to call
the Stock Information Center by           , 1997, as IRA-related procedures
require additional processing time.

  Upon consummation of the Offering, we expect that Heritage Financial common stock will be listed on the Nasdaq National Market under the symbol "HFWA".


  IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL THE STOCK INFORMATION CENTER AT A NUMBER SHOWN BELOW.

  I hope that you will take advantage of this opportunity to share in our future.

Sincerely,

/s/  Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

                           [HERITAGE FINANCIAL LOGO]

"BLUE SKY" LETTER FOR MEMBERS AND INDIVIDUAL PUBLIC STOCKHOLDERS

Dear Friend:

  I am pleased to request your vote on our Plan of Conversion (the "Plan"). As you may know, Heritage Bank conducted an initial stock offering in 1994 in connection with reorganizing into the mutual holding company form of organization. We are now conducting another stock offering. In connection with the Plan, Heritage Financial is conducting a stock offering, and our holding company will convert from the mutual form (no stockholders) to a stockholder-owned holding company. We have named the new company Heritage Financial. In connection with the Plan, Heritage Financial is offering for sale up to 4,140,000 shares of its common stock at a purchase price of $10 per share.

  YOUR PARTICIPATION IS IMPORTANT IN ORDER TO ACCOMPLISH THIS TRANSACTION. We have received conditional regulatory approval of our Plan, subject to the approval of the Bank's depositors and stockholders. Included herein is a Proxy Statement describing the Plan of Conversion and business reasons for the transaction. We have also included a Question and Answer Brochure. PLEASE VOTE AND SIGN THE ENCLOSED PROXY CARD(S) AND PROMPTLY RETURN THEM, USING THE ENCLOSED REPLY ENVELOPE.

  YOUR VOTE IS VERY IMPORTANT; ON BEHALF OF THE BOARD OF DIRECTORS I URGE YOU TO VOTE "FOR" THE PLAN.

  THERE WILL BE NO CHANGE IN THE TERMS OF YOUR DEPOSIT ACCOUNTS OR LOANS. YOUR DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC.

  OUR CUSTOMERS WILL CONTINUE TO ENJOY THE SAME SERVICES IN THE SAME OFFICES WITH THE SAME STAFF AND BOARD OF DIRECTORS.

  Although you may vote on the Plan, unfortunately, Heritage Financial is unable to offer or sell its common stock to you. The small number of members in your state makes it impractical to register or qualify Heritage Financial, its officers, directors or employees under your state securities laws.

                                                                         (over)

"BLUE SKY" LETTER FOR MEMBERS AND INDIVIDUAL PUBLIC STOCKHOLDERS
Page 2

  If you have any questions about your voting rights or the Plan, please call the Stock Information Center at a number shown below.

Sincerely,

/s/ Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

                           [HERITAGE FINANCIAL LOGO]

Dear Stockholder:

  As you know, Heritage Bank conducted an initial stock offering in early 1994 in connection with reorganizing into the mutual holding company form of organization. We are now completing the transition to full public ownership through another stock offering. Pursuant to a Plan of Conversion (the "Plan"), our holding company will convert from the mutual form (no stockholders) to a stockholder-owned holding company, Heritage Financial Corporation. In connection with the Plan, Heritage Financial is offering for sale up to 5,750,000 shares of its common stock at a purchase price of $10 per share.

  In addition to the shares of Heritage Financial common stock that are for sale in the Offering, additional shares are designated for exchange. Shares of Heritage Bank common stock owned by you and other public stockholders at the conclusion of the transaction will be exchanged for shares of Heritage Financial common stock (the "Exchange"). Additionally, the mutual holding company's shares of Heritage Bank stock will be canceled. As soon as practicable after the consummation of the transaction, each stockholder of Heritage Bank common stock will receive a transmittal form explaining the procedure for effecting the Exchange.

  We are pleased to inform you that we have received conditional approval for Heritage Financial common stock to be listed on the Nasdaq National Market under the symbol "HFWA".

  The Plan of Conversion requires the approval of the Bank's stockholders. Included herein is a Proxy Statement and Prospectus describing the Plan of Conversion and business reasons for the transaction. Also included is a Question and Answer Brochure. PLEASE VOTE AND SIGN THE ENCLOSED PROXY CARD. PLEASE MAIL THE CARD IN THE ENCLOSED PROXY REPLY ENVELOPE, TO BE RECEIVED BY
 :00 P.M., PACIFIC TIME, ON DECEMBER   , 1997.

  ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE "FOR" THE PLAN.

  YOU HAVE THE OPPORTUNITY TO PURCHASE HERITAGE FINANCIAL COMMON STOCK IN THE OFFERING. AS A STOCKHOLDER OF THE BANK ON OCTOBER 24, 1997, YOU HAVE A PURCHASE PREFERENCE OVER MEMBERS OF THE GENERAL PUBLIC. Please read the enclosed Prospectus carefully before making an investment decision. If you choose to participate in the Offering, you may do so WITHOUT PAYING A COMMISSION. Please complete the enclosed Stock Order Form and return it in the Order Form Return Envelope, along with payment or authorization to withdraw funds (WITHOUT PENALTY FOR EARLY WITHDRAWAL) from any Heritage Bank deposit account(s) that you may have. ORDERS MUST BE RECEIVED BY THE BANK BY 10:00 A.M., PACIFIC TIME, ON DECEMBER , 1997.

  If you wish to purchase common stock through an existing Heritage Bank IRA or any other IRA you may have, please be sure to call the Stock Information
Center by       , 1997, as IRA-related procedures require additional
processing time.

                                                                         (over)

  The Board of Directors believes that the conversion of the mutual holding company and the related Offering and Exchange are consistent with the goal of enhancing value for stockholders. The net proceeds of the Offering will be available for lending and investing, and the additional capital will support continued growth.

  IF YOU HAVE ANY QUESTIONS, PLEASE REFER TO THE ENCLOSED QUESTION AND ANSWER BROCHURE OR CALL THE STOCK INFORMATION CENTER AT A NUMBER SHOWN BELOW.

  We look forward to continued association with you as a Heritage Financial stockholder.

Sincerely,

/s/ Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

                           [HERITAGE FINANCIAL LOGO]

Dear Stockholder:

  As you know, Heritage Bank conducted an initial stock offering in early 1994 in connection with reorganizing into the mutual holding company form of organization. We are now completing the transition to full public ownership through another stock offering. Pursuant to a Plan of Conversion, our holding company will convert from the mutual form (no stockholders) to a stockholder-owned holding company, Heritage Financial Corporation. In connection with the Plan, Heritage Financial is offering for sale up to 5,750,000 shares of its common stock at a purchase price of $10 per share.

  In addition to the shares of Heritage Financial common stock that are for sale in the Offering, additional shares are designated for exchange. Shares of Heritage Bank common stock owned by you and other public stockholders at the conclusion of the transaction will be exchanged for shares of Heritage Financial common stock (the "Exchange"). Additionally, the mutual holding company's shares of Heritage Bank will be canceled.

  We are pleased to inform you that we have received conditional approval for Heritage Financial common stock to be listed on the Nasdaq National Market under the symbol "HFWA".

  The Plan of Conversion requires the approval of the Bank's stockholders. Included herein is a Proxy Statement and Prospectus describing the Plan of Conversion and business reasons for the transaction. Also included is a Question and Answer Brochure. PLEASE VOTE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT, USING THE ENCLOSED REPLY ENVELOPE.

  ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE "FOR" THE PLAN.

  The Board of Directors believes that the conversion of the mutual holding company and the related Offering and Exchange are consistent with the goal of enhancing value for stockholders. The net proceeds of the Offering will be available for lending and investing, and the additional capital will support continued growth.

  If you have any questions, please refer to the enclosed Question and Answer Brochure or call the Stock Information Center at a number shown below.


                                                                         (over)

  IF YOU WOULD LIKE TO RECEIVE A STOCK ORDER FORM AND ORDER RETURN ENVELOPE, PLEASE CALL THE INFORMATION CENTER. THE OFFERING WILL CONCLUDE AT 10:00 A.M.,
PACIFIC TIME, ON DECEMBER   , 1997.

  We look forward to continued association with you as a Heritage Financial stockholder.


Sincerely,

/s/ Donald V. Rhodes

Donald V. Rhodes
Chairman of the Board, President and Chief Executive Officer

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

-------------------------------------------------------------------------------

                           STOCK INFORMATION CENTER
                       (888) 849-1078 OR (360) 705-9190
                 9:00 A.M. TO 4:00 P.M., MONDAY THROUGH FRIDAY
                    LOCATED AT HERITAGE BANK'S MAIN OFFICE

CUSTOMER PROXYGRAM--PLAN OF CONVERSION
[YELLOW PAPER]

                                   REMINDER

                              WE NEED YOUR VOTE!

          (NOT VOTING MUST BE CONSIDERED AS VOTING AGAINST THE PLAN)

    In order to implement the Plan, we must receive a majority of our customers' votes IN FAVOR of the Plan, which authorizes our Stock Offering.

    We recently mailed to you a large envelope including a Proxy
  Statement describing our Plan. If you have not returned the proxy card(s) that we included with the Proxy Statement, please vote, sign, and mail the enclosed replacement proxy card, using the enclosed Reply Envelope.

    VOTING DOES NOT OBLIGATE YOU TO PURCHASE STOCK IN OUR STOCK OFFERING.

    If you recently mailed your proxy card(s), please accept our thanks and disregard this request.

    Thank you for your cooperation.

               WE HOPE YOU WILL VOTE FOR THE PLAN OF CONVERSION

                                  QUESTIONS?

  Please call our Stock Information Center at (888) 849-1078 or (360) 705-9190, 9:00 a.m. to 4:00 p.m., Monday through Friday.

  THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.

                              QUESTIONS & ANSWERS

                             [HERITAGE BANK LOGO]

                                [LOGO] HERITAGE
                                       FINANCIAL

THIS PAMPHLET WILL ANSWER QUESTIONS ABOUT 1) VOTING ON THE PLAN OF CONVERSION (THE "PLAN"), 2) THE OFFERING OF HERITAGE FINANCIAL CORPORATION ("HERITAGE FINANCIAL") COMMON STOCK (THE "OFFERING") AND 3) THE EXCHANGE OF HERITAGE BANK COMMON STOCK FOR THAT OF HERITAGE FINANCIAL CORPORATION (THE "EXCHANGE").

IF YOU HAVE FURTHER QUESTIONS, PLEASE CALL OUR STOCK INFORMATION CENTER AT
(888) 849-1078 OR (360) 705-9190.

                                  BACKGROUND

  In early 1994, Heritage Bank reorganized into a relatively new form of corporate structure, the mutual holding company structure. In connection with this transaction, 1) a mutual holding company was formed as the parent company of Heritage Bank and 2) Heritage Bank issued shares of its common stock to the mutual holding company and sold additional shares to the Bank's management, employee stock ownership plan, customers and members of the public (together, "Public Stockholders").

  The primary business of Heritage Bank's mutual holding company has been to hold shares of Heritage Bank. As majority stockholder, it owns 66.31% of the Heritage Bank stock outstanding. Public Stockholders own the remainder of the shares.

                                THE CONVERSION

  The Board of Directors has adopted the Plan, whereby the mutual (meaning no stockholders) holding company will convert into a stockholder-owned holding company, to be known as Heritage Financial Corporation. The conversion will be effected through the sale in the Offering of up to 5,750,000 shares (subject to a possible 15% increase) of Heritage Financial common stock at a purchase price of $10 per share. Additional shares are designated for the Exchange, through which the shares of Heritage Bank common stock held by Public Stockholders will be exchanged for shares of Heritage Financial common stock.

  The conversion of the mutual holding company, the Offering and the Exchange are referred to collectively herein as the "Conversion". The date of consummation of the Conversion is referred to as the "Effective Time".

Q.  WHAT WILL BE THE EFFECT OF THE CONVERSION?

A. The transition that we are undertaking is integral to the future of our organization.

  . Heritage Financial will replace the mutual holding company, and Heritage Bank will become the wholly owned subsidiary of Heritage Financial.

  . By selling all of its shares of common stock to investors in the Offering, Heritage Financial will become publicly-owned. Investors who participated in the Offering will become stockholders of Heritage Financial and will receive stock certificates.

  . As of the Effective Time, the shares of Heritage Bank common stock held by the mutual holding company will be canceled. The Public Stockholders will exchange their Heritage Bank stock certificates for certificates of Heritage Financial.

  . Heritage Financial stock is expected to be traded on the Nasdaq National Market under the symbol "HFWA".

  . As a result of the Conversion, our organization will have completed the transition from partial to full public ownership. We will benefit from an increased capital base, which will facilitate growth an and expanded product line. The business flexibility provided by the stock holding company corporate structure will assist us in remaining a very competitive financial institution.

  AFTER THE CONVERSION, HERITAGE BANK WILL CONTINUE TO OFFER CUSTOMERS A FULL RANGE OF FINANCIAL SERVICES. THE BANK'S PRINCIPAL BUSINESS OF ACCEPTING DEPOSITS AND MAKING MORTGAGE AND OTHER LOANS WILL CONTINUE WITHOUT INTERRUPTION.

===============================================================================

Q. WILL THE CONVERSION HAVE ANY EFFECT ON MY DEPOSIT ACCOUNT OR LOAN ACCOUNT WITH HERITAGE BANK?

A. No. The Conversion does not involve Heritage Bank associating with an outside company or persons. OUR CUSTOMERS WILL BE SERVED IN THE SAME OFFICES BY THE SAME STAFF. The transaction will not affect the account number, amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

===============================================================================

Q. WILL THERE BE CHANGES IN DIRECTORS, OFFICERS OR EMPLOYEES AS A RESULT OF THE CONVERSION?

A. No. Our officers and employees will continue in their current capacities. The directors and executive officers of Heritage Bank will serve as the initial directors and executive officers of our new holding company, Heritage Financial.

===============================================================================

Q. WHAT HAS BEEN THE PRICE PERFORMANCE OF HERITAGE BANK STOCK?

A. In the stock offering, the shares were sold at $10 per share. There is no established trading market for Heritage Bank stock, which has traded infrequently. It is believed that the most recent stock trade preceding the date of the Prospectus occurred on August 8, 1997 at $18 per share.


                        VOTING--YOUR VOTE IS IMPORTANT

PURSUANT TO REGULATORY REQUIREMENTS, CERTAIN CUSTOMERS OF HERITAGE BANK AND ITS STOCKHOLDERS MUST APPROVE THE PLAN OF CONVERSION.


Q. WHO IS ELIGIBLE TO VOTE ON THE PLAN?

A. Those being solicited to vote on the Plan are 1) depositors of Heritage Bank as of October 24, 1997 (the "Voting Record Date"), 2) borrowers at the Voting Record Date whose loans were outstanding on July 21, 1993 and 3) Heritage Bank's stockholders as of the Voting Record Date. These customers and stockholders are provided herein with a Proxy Statement describing the Plan.

===============================================================================

Q. WHAT HAPPENS IF I DON'T VOTE?

A. Without sufficient votes cast in favor of the Plan, the Offering cannot be completed. Funds submitted by investors would be returned. NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN, so our Board of Directors urges you to vote "FOR" the Plan by signing your Proxy Card(s). You may hand-deliver Proxy Card(s) to a Heritage Bank office, or you may return the card(s) using the enclosed Proxy Reply Envelope. Proxy Card(s) must be
   received by     a.m. on December   , 1997.

===============================================================================

Q. AM I REQUIRED TO PURCHASE STOCK IF I VOTE ON THE PLAN?

A. No. Voting on the Plan does not obligate you to purchase common stock in the Offering. To make a purchase, you must submit a Stock Order Form and payment, as described in the section below.

===============================================================================

Q. WHY DID I RECEIVE SEVERAL PROXY CARDS?

A. If you have more than one account at Heritage Bank, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. Please promptly complete, sign and submit all Proxy Cards that you received. None are duplicates.


                                 THE OFFERING

INVESTMENT IN COMMON STOCK INVOLVES CERTAIN RISKS. BEFORE MAKING AN INVESTMENT DECISION, PLEASE CAREFULLY READ THE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION.

Q. WHO MAY PURCHASE COMMON STOCK IN THE OFFERING?

A. The Offering consists of 1) a SUBSCRIPTION OFFERING to eligible customers of Heritage Bank and its employee stock ownership plan, 2) a concurrent MINORITY STOCKHOLDERS' OFFERING to eligible Public Stockholders and 3) a concurrent COMMUNITY OFFERING to the general public. SUBSCRIPTION RIGHTS GRANTED TO ELIGIBLE CUSTOMERS TO ORDER STOCK IN THE SUBSCRIPTION OFFERING ARE NOT TRANSFERABLE.

   The common stock is being offered in the following order of purchase priority: 1) depositors of Heritage Bank who had aggregate deposits of $50 or more ("Qualifying Deposit") on June 30, 1996, 2) the Heritage Bank employee stock ownership plan, 3) depositors of Heritage Bank with Qualifying Deposits on September 30, 1997, 4) depositors as of October 24, 1997 and borrowers at that date whose loans were outstanding at July 21, 1993, 5) Public Stockholders as of October 24, 1997 and 6) the general public.

===============================================================================

Q. HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND WHAT IS THE PRICE PER
   SHARE?

A. Heritage Financial is offering a range of between 4,250,000 and 5,750,000 shares (the "Offering Range"), subject to a possible 15% increase to 6,612,500 shares. The shares are offered at a purchase price of $10 per share. All purchasers will pay the same price per share. NO COMMISSION WILL BE CHARGED.

  The amount of the Offering is based on an independent appraisal of the pro forma market value of our organization after the Conversion.

===============================================================================

Q. WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

A. Yes. With the first full quarter following completion of the Conversion, the directors intend to declare an initial quarterly cash dividend of $.030 per share, assuming sales of stock at the minimum of the Offering Range, $.026 per share at its midpoint, $.022 per share at its maximum and $.019 if 6,612,500 shares are sold in the Offering. Since payment of future dividends depends upon approval by the Board of Heritage Financial, no assurances can be given that any dividends, either regular or special, will be declared or, if declared, what the amount of dividends will be or whether such dividends, if commenced, will continue.

==============================================================================

Q. WHEN DOES THE OFFERING TERMINATE?

A. The Offering will terminate at 10:00 a.m., Pacific Time, on December   ,
   1997, unless extended.

==============================================================================

Q. HOW DO I PURCHASE HERITAGE FINANCIAL COMMON STOCK IN THE OFFERING?

A. Please carefully read and complete the Stock Order Form. You may hand-deliver the Stock Order Form to any Heritage Bank office, or you may use the enclosed Order Return Envelope. Payment may be made by check or money order or by authorization of withdrawal from your Heritage Bank deposit account(s). A hold will be placed on the designated account(s) for the authorized amount, and withdrawal will be made at the consummation of the Conversion. We will waive any applicable penalty for early withdrawal. NO COMMISSION OR FEE WILL BE CHARGED FOR THE PURCHASE OF SHARES DURING THE OFFERING.

==============================================================================

Q. MAY SHARES BE REGISTERED IN SOMEONE ELSE'S NAME?

A. No. Common stock initially must be registered in the name(s) of the purchaser(s), as described on the Stock Order Form. You may later re-register the stock in other names.

==============================================================================

Q. WILL I RECEIVE INTEREST ON FUNDS I SUBMIT?

A. Yes. Funds received by check or money order will be placed in a segregated account at Heritage Bank, and we will pay interest at Heritage Bank's passbook rate until the Conversion is consummated. With respect to authorized account withdrawals, interest will continue to accrue at the account's contractual rate until the Conversion is consummated.

==============================================================================

Q. MAY I OBTAIN A LOAN FROM HERITAGE BANK TO PAY FOR MY SHARES?

A. No. Heritage Bank may not make loans for this purpose, but other financial institutions may be able to make such a loan.

===============================================================================

Q. MAY I PURCHASE THE COMMON STOCK USING FUNDS IN MY HERITAGE BANK IRA?

A. Yes. However, if you have an IRA at Heritage Bank, you will need to transfer your existing relationship to an independent trustee authorized to hold self-directed IRA accounts. Please call the Stock Information Center
   by November   ,1997 for assistance in transferring your account or
   establishing a new self-directed IRA for the purchase of the stock.

===============================================================================

Q. WHAT ARE THE PURCHASE LIMITATIONS IN THE OFFERING?

A. The minimum purchase order is 25 shares. The maximum aggregate purchase in the Offering (Subscription, Minority Stockholders' and Community Offerings, combined) is $250,000 for an individual (or persons exercising subscription rights through a single eligible account at Heritage Bank), together with associates or group of person acting in concert. For example, holders of a single joint account may not each subscribe for $250,000 of stock.

   See p.     of the Prospectus for a discussion of subscription rights and p.
       for a discussion of Heritage Financial stock ownership limitations applicable to stockholders of Heritage Bank.

===============================================================================

Q. WHAT WILL HAPPEN TO MY ORDER IF ORDERS ARE RECEIVED FOR MORE STOCK THAN IS AVAILABLE FOR SALE?

A. The allocation method depends on the purchase priority category in which the oversubscription takes place. Please read the "The Conversion--The Offerings" section of the Prospectus, which provides details about the allocation procedures.

===============================================================================

Q. IS THE COMMON STOCK INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION?

A. NO. COMMON STOCK CANNOT BE INSURED BY HERITAGE FINANCIAL, OR BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

===============================================================================

Q. ARE DIRECTORS AND OFFICERS PURCHASING COMMON STOCK IN THE OFFERING?

A. Yes. All of our eleven directors and executive officers currently own shares of Heritage Bank common stock. In the Offering, they all expect to purchase Heritage Financial common stock, for an aggregate investment of $870,000 (or 87,000 shares). After consummation of the Conversion and exchange of their shares of Heritage Bank common stock, they are expected to own approximately 7.8% of the outstanding common stock of Heritage Financial, assuming the sale in the Offering of 5,000,000 shares (the midpoint of the Offering Range).

===============================================================================

Q. WHEN WILL I RECEIVE MY STOCK CERTIFICATE FOR SHARES I PURCHASED IN THE OFFERING?

A. Stock certificates will be mailed to investors as soon as practicable after the Conversion is consummated. Please be aware that you may not be able to sell the shares you purchased until you have received a stock certificate.

===============================================================================

Q. HOW MAY I PURCHASE OR SELL SHARES OF HERITAGE FINANCIAL IN THE FUTURE?

A. Heritage Financial has received conditional approval to have its shares listed on the Nasdaq National Market under the symbol "HFWA". You may purchase or sell shares of the stock through a stockbroker or discount brokerage after the Offering is concluded.

   There can be no assurance that an active and liquid market for Heritage Financial stock will develop.


                   IF YOU ARE A HERITAGE BANK STOCKHOLDER...

UPON THE EFFECTIVE TIME (DEFINED ABOVE IN THE SECTION HEREIN ENTITLED "THE CONVERSION"), TRADING IN HERITAGE BANK COMMON STOCK WILL CEASE. EACH SHARE OF HERITAGE BANK STOCK OWNED BY PUBLIC STOCKHOLDERS IMMEDIATELY PRIOR TO THAT DATE WILL BE EXCHANGED FOR SHARES OF HERITAGE FINANCIAL STOCK ACCORDING TO A FORMULA (THE "EXCHANGE RATIO"). THE EXCHANGE RATIO DETERMINES THE NUMBER OF SHARES OF HERITAGE FINANCIAL STOCK THAT EACH PUBLIC STOCKHOLDER WILL RECEIVE FOR ONE SHARE OF HERITAGE BANK STOCK. FOR A DETAILED DISCUSSION OF THE
EXCHANGE, PLEASE REFER TO P.     OF THE PROSPECTUS.

Q. HOW WAS THE EXCHANGE RATIO DETERMINED?

A. The Exchange Ratio was calculated to ensure that Public Stockholders will own nearly the same percentage of Heritage Financial's outstanding stock as they own of Heritage Bank stock, 33.69%. After the Exchange, they will own approximately 32.17% of Heritage Financial shares, while investors who purchased stock in the Offering will own the remainder. Based on the Offering Range, the Exchange Ratio will range from 3.3064 to 4.4734, subject to a possible 15% increase to 5.1444, shares of Heritage Financial common stock for each share of Heritage Bank common stock.

   The dilution of Public Stockholder ownership interest to 32.17% primarily reflects the impact of certain dividends previously declared by Heritage Bank. Dividends declared were paid to Public Stockholders, but the mutual holding company waived receipt of its portion of the dividends, which aggregates $1,230,000. Pursuant to FDIC policy, the Public Stockholder and mutual holding company interests in Heritage Bank must be adjusted for the waived dividends. The impact is that, for purposes of determining the size of the stock offering, the mutual holding company's interest is adjusted upward to 67.83%, and, for purposes of the Exchange, the Public Stockholder interest is adjusted downward to 32.17%.

  At the conclusion of the Conversion, 67.83% of outstanding shares of common stock will be comprised of shares sold in the Offering, and 32.17% will be shares issued in the Exchange.

================================================================================

Q. HOW WILL THE EXCHANGE BE ACCOMPLISHED?

A. As of the Effective Time, shares of Heritage Bank common stock owned by Public Stockholders will no longer trade. At that date, shares held in street name will be automatically exchanged, while Heritage Financial will send a transmittal form to each Public Stockholder who holds a Heritage Bank stock certificate. The transmittal forms are expected to be mailed within five business days of the Effective Time and will contain instructions with respect to the surrender of Heritage Bank certificates to be exchanged for Heritage Financial certificates. It is expected that certificates for shares of the Heritage Financial common stock will be distributed within five business days after the return of properly executed transmittal forms. Cash will be issued in lieu of fractional shares.

  PLEASE DO NOT REMIT HERITAGE BANK STOCK CERTIFICATES UNTIL YOU RECEIVE INSTRUCTIONS.
                               ----------------

                                  QUESTIONS?

PLEASE CALL OUR STOCK INFORMATION CENTER AT (888) 849-1078 or (360) 705-9190 FROM 9:00 A.M. TO 4:00 P.M. MONDAY THROUGH FRIDAY.




  THIS BROCHURE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY HERITAGE FINANCIAL CORPORATION OR HERITAGE BANK.